Exhibit 99.2

NEWS RELEASE

FOR IMMEDIATE RELEASE

Investor Relations Contacts:
Jay M. Mitchell
Treasurer
(281) 878-5610
jay.mitchell@grantprideco.com

Matthew D. Fitzgerald
Senior Vice President and CFO
(281) 878-5605
matt.fitzgerald@grantprideco.com

GRANT PRIDECO ANNOUNCES PROPOSED SALE OF
$175 MILLION OF SENIOR NOTES

     HOUSTON, July 13, 2005 — Grant Prideco, Inc. (NYSE:GRP) announced today that it plans to commence a private placement of $175 million principal amount of Senior Notes due 2015. The new notes will be placed pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Act”). The proceeds of the offering, together with borrowings under Grant Prideco’s senior secured credit facility, will be used to finance the cash tender offer and consent solicitation launched today for the company’s outstanding 9% Senior Notes due 2009.

     The Notes being offered have not been registered under the Act and may not be offered or sold in the United States absent registration or pursuant to an applicable exemption from the registration requirements of the Act. The Notes will be offered and sold only to qualified institutional buyers in reliance on Rule 144A of the Act and certain persons in offshore transactions in reliance on Regulation S under the Act.

     This news release does not constitute an offer to sell, the solicitation of an offer to buy any security, and it shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

     Grant Prideco (http://www.grantprideco.com), headquartered in Houston, Texas, is the world leader in drill stem technology development and drill pipe manufacturing, sales and service; a global leader in drill bit technology, manufacturing, sales and service; and a leading provider of high-performance engineered connections and premium tubular products and services.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning, among other things, Grant Prideco’s prospects for its operations and future demand for its products and services, all of which are subject to certain risks, uncertainties and assumptions. These risks, uncertainties and assumptions, which are more fully described in Grant Prideco, Inc.’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, include the impact of changes in oil and natural gas prices and worldwide and domestic economic conditions on drilling activity and demand for and pricing of Grant Prideco’s products, expectations for modestly improving demand for our drill stem products, increased competition in the Company’s premium connection markets, expectations relating to Grant Prideco’s ability to maintain and increase pricing in its various product lines, expectations that we will be able to pass through raw material price increases to our customers, foreign currency issues and unexpected changes in exchange rates, impact of geo-political and other events affecting international markets and trade, Grant Prideco’s ability to remain on the leading edge of technology in its products and successfully introduce and integrate new products and processes, the impact of international and domestic trade laws, unforeseen or unexpected litigation or claims, manufacturing difficulties and disruptions, and Grant Prideco’s assumptions relating thereto. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material respects from those currently anticipated and reflected in Grant Prideco’s forward-looking statements.

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